EXHIBIT 5

ROBERT BRANTL, ESQ.
52 Mulligan Lane
Irvington, NY 10533
914-693-3026

February 29, 2008

Centale, Inc.
37 Hamburg Street
East Aurora, NY 14052

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which Centale, Inc. proposes to file with the Securities and Exchange Commission registering 25,000,000 common shares which may be offered and sold by Centale, Inc. under the 2008 Stock and Stock Option Plan (the “Shares”), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Yours,

/s/ Robert Brantl
Robert Brantl

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